QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF TRAFFIC.COM, INC.

        Traffic.com, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that:

        1.     The name of the Corporation is Traffic.com, Inc. The Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on October 23, 1998, under the original name of the Corporation, which was Argus Networks, Inc.

        2.     This Fourth Amended and Restated Certificate of Incorporation was duly adopted by the board of directors and the stockholders of the corporation in accordance with Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL").

        3.     The Certificate of Incorporation of the Corporation, is hereby amended and restated to read in full as follows.

        FIRST:    The name of the Corporation is Traffic.com, Inc.

        SECOND:    The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, (New Castle County), Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

        FOURTH:    The Corporation shall have the authority to issue a total of 100,000,000 shares, divided into a class of 69,580,189 shares of Common Stock, $0.01 par value per share ("Common Stock"), and a class of 30,419,811 shares of Preferred Stock, $0.01 par value per share. Of the 30,419,811 shares of Preferred Stock, (a) 18,000,000 shares shall be designated as Series E Convertible Preferred Stock ("Series E Preferred Stock"), (b) 6,419,811 shares shall be designated as Series E-1 Convertible Preferred Stock ("Series E-1 Preferred Stock") and (c) 6,000,000 shares shall be designated as Series F Convertible Preferred Stock ("Series F Preferred Stock" and, together with the Series E Preferred Stock and Series E-1 Preferred Stock, the "Preferred Stock").

        All shares designated as Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock in the Corporation's Third Amended and Restated Certificate of Incorporation, which were issued and outstanding immediately prior to the filing of the Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, have been converted into shares of Common Stock or redeemed by the Corporation and canceled in accordance with the terms of such Third Amended and Restated Certificate of Incorporation.

        A.    COMMON STOCK.

          1.    General.    The voting, dividend and liquidation rights of the holders of shares of Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock.

          2.    Voting.    The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting and at any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Common Stock then outstanding shall constitute a quorum of the Common Stock for the purpose of electing directors by holders of the Common Stock.

          3.    Dividends.    Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as, if and when determined by the Board of Directors and subject to any limitations or restrictions contained in, or any preferential dividend rights of, any then outstanding Preferred Stock. Stock dividends payable on shares of Common Stock may be paid only in shares of Common Stock.

          4.    Liquidation.    Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of shares of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock. The rights of the holders of any then outstanding Preferred Stock shall have priority rights over the holders of Common Stock, upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, in accordance with the specific provisions set forth in Section B.2 of this Article Fourth.

          5.    Redemption.    The Common Stock is not redeemable by its terms.

        B.    PREFERRED STOCK.

        The Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

          1.    Dividends.

            (a)   The holders of shares of Series E Preferred Stock and Series F Preferred Stock, on a pari passu basis with each other, shall be entitled to receive, prior and in preference to the declaration or payment of any dividend or distribution to the holders of shares of Series E-1 Preferred Stock, Common Stock or any other shares or securities of the Corporation ranking junior to such Series E Preferred Stock and Series F Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation (as applicable, "Series E/F Junior Securities"), and in addition to and not in limitation of the dividend rights provided in subsection 1(b) below, dividends whenever funds are legally available on each share of Series E Preferred Stock and Series F Preferred Stock at the rate and in the manner prescribed in this subsection 1(a), and payable when, as and if any dividend or distribution is declared by the Board of Directors.

            (1)   Dividends shall be non-cumulative and shall accrue quarterly on each share of Series E Preferred Stock and Series F Preferred Stock at a rate per annum of 8% of the Original Series E Purchase Price and the Original Series F Purchase Price (as such terms are defined below) (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events). If there shall be any accrued but unpaid dividends on a share of Series E Preferred Stock or Series F Preferred Stock immediately prior to, and in the event of, a conversion of shares of Series E Preferred Stock or Series F Preferred Stock into shares of Common Stock all such accrued and unpaid dividends shall be forfeited.

            (2)   No dividend or other distribution (other than a dividend or distribution payable solely in shares of Common Stock) shall be paid on or set apart for payment on the shares of Series E/F Junior Securities nor shall any payment be made on account of the purchase, redemption or retirement of any shares of capital stock of the Corporation, unless all accrued and unpaid dividends on the Series E Preferred Stock and Series F Preferred Stock have been or contemporaneously are paid or set apart for payment in accordance herewith; provided that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment. A conversion of a convertible security which by its terms is convertible into shares of Common Stock by the holder thereof shall not be deemed a purchase, redemption or retirement of the security so converted for purposes of this subsection 1(a).

            (b)   In addition to and not in limitation of the dividends provided for in subsection 1(a), the holders of Series E Preferred Stock and Series F Preferred Stock shall be entitled to receive dividends and other distributions equivalent to those declared or paid on shares of Common Stock (or any other Series E/F Junior Securities), determined as if the Series E Preferred Stock and Series F Preferred Stock had been converted into shares of Common Stock at the then effective Conversion Price of the Series E Preferred Stock and Series F Preferred Stock (or, in the case of dividends or distributions on Series E/F Junior Securities other than shares of Common Stock determined on a comparable basis), and payable when, as and if declared by the Board of Directors on such shares of Common Stock (or other Series E/F Junior Securities).

            (c)   After the declaration and payment of any dividend or distribution to the holders of the Series E Preferred Stock and Series F Preferred Stock, the holders of shares of Series E-1 Preferred Stock shall be entitled to receive, prior and in preference to the declaration or payment of any dividend or distribution to the holders of shares of Common Stock or any other shares or securities of the Corporation ranking junior to such Series E-1 Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation (as applicable, "Series E-1 Junior Securities"), and in addition to and not in limitation of the dividend rights provided in subsection 1(d) below, dividends whenever funds are legally available on each share of Series E-1 Preferred Stock at the rate and in the manner prescribed in this subsection 1(c) from and including the date of issuance of such share of Series E-1 Preferred Stock to but excluding the date on which any conversion or redemption of such share of Series E-1 Preferred Stock shall have been effected, and payable when, as and if any dividend or distribution is declared by the Board of Directors.

              (1)   Dividends shall be non-cumulative and shall accrue quarterly on each share of Series E-1 Preferred Stock at a rate per annum of 8% of the Original Series E-1 Purchase Price (as defined below), compounded annually (whether or not declared), (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events). In the event of any liquidation, dissolution or winding up of the Corporation or the redemption of a share of Series E-1 Preferred Stock or the bankruptcy of the Corporation, all accrued and unpaid dividends on a share of Series E-1 Preferred Stock shall be added to the liquidation preference of such share on the payment date under Section 2(c) below, or on the date of redemption of such share or upon the bankruptcy of the Corporation, as the case may be, accrued cumulatively to but excluding such payment date or redemption date or bankruptcy on a daily basis. If there shall be any accrued but unpaid dividends on a share of Series E-1 Preferred Stock immediately prior to, and in the event of, a conversion of shares of Series E-1 Preferred Stock into shares of Common Stock all such accrued and unpaid dividends shall be forfeited.

              (2)   No dividend or other distribution (other than a dividend or distribution payable solely in shares of Common Stock) shall be paid on or set apart for payment on the shares of Series E-1 Junior Securities nor shall any payment be made on account of the purchase, redemption or retirement of any shares of capital stock of the Corporation, unless all accrued and unpaid dividends on the Series E-1 Preferred Stock have been or contemporaneously are paid or set apart for payment in accordance herewith; provided that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment. A conversion of a convertible security which by its terms is convertible into shares of Common Stock by the holder thereof shall not be deemed a purchase, redemption or retirement of the security so converted for purposes of this subsection 1(c).

            (d)   In addition to and not in limitation of the dividends provided for in subsection 1(c), the holders of Series E-1 Preferred Stock shall be entitled to receive dividends and other distributions equivalent to those declared or paid on shares of Common Stock (or any other Series E-1 Junior Securities), determined as if the Series E-1 Preferred Stock had been converted into shares of Common Stock at the then effective Conversion Price of the Series E-1 Preferred (or, in the case of dividends or distributions on Series E-1 Junior Securities other than shares of Common Stock determined on a comparable basis), and payable when, as and if declared by the Board of Directors on such shares of Common Stock (or other Series E-1 Junior Securities).

          2.    Liquidation, Dissolution or Winding Up.

            (a)   In the event of any Liquidation Event (as defined below), before any distribution may be made with respect to any shares of Series E Preferred Stock, Series E-1 Preferred Stock, Common Stock or any other shares or securities of the Corporation ranking junior to such Series F Preferred Stock with respect to the distribution of assets on liquidation, holders of each share of Series F Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount equal to the greater of (i) the sum of an amount equal to $3.00 (the "Original Series F Purchase Price") (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series F Preferred Stock), multiplied by 1.33, or (ii) the amount the holders of Series F Preferred Stock would have received had the shares of Series F Preferred Stock been converted to Common Stock at the then effective Conversion Price for the Series F Preferred Stock immediately prior to such Liquidation Event (the "Series F Liquidation Amount"). After the payment of the Series F Liquidation Amount shall have been made in full to the holders of the Series F Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series F Preferred Stock so as to be available for such payments, the holders of the Series F Preferred Stock shall not be entitled to further participate in the distribution of assets of the Corporation. If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full Series F Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series F Preferred Stock in proportion to the number of such shares owned by each such holder.

            (b)   In the event of any Liquidation Event (as defined below), after payment in full of the Series F Liquidation Amount but before any distribution may be made with respect to any shares of Series E-1 Preferred Stock, Common Stock or any other shares or securities of the Corporation ranking junior to such Series E Preferred Stock with respect to the distribution of assets on liquidation,, holders of each share of Series E Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount equal to the greater of (i) the sum of an amount equal to (x) $2.00 (the "Original Series E Purchase Price") (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series E Preferred Stock), multiplied by 2, or (ii) the amount the holders of Series E Preferred Stock would have received had the shares of Series E Preferred Stock been converted to Common Stock at the then effective Conversion Price for the Series E Preferred

    Stock immediately prior to such Liquidation Event (the "Series E Liquidation Amount"). After the payment of the Series E Liquidation Amount shall have been made in full to the holders of the Series E Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series E Preferred Stock so as to be available for such payments, the holders of the Series E Preferred Stock shall not be entitled to further participate in the distribution of assets of the Corporation. If, upon the occurrence of a Liquidation Event and after payment in full of the Series F Liquidation Amount, the assets and funds thus distributed among the holders of the Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full Series E Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series E Preferred Stock in proportion to the number of such shares owned by each such holder.

            (c)   In the event of any Liquidation Event (as defined below), after any distribution to the holders of Series F Preferred Stock and Series E Preferred Stock but before any distribution may be made with respect to any shares of Common Stock or any other shares or securities of the Corporation ranking junior to such Series E-1 Preferred Stock with respect to the distribution of assets on liquidation, holders of each share of Series E-1 Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount equal to the greater of (i) the sum of (A) an amount equal to $1.5576782 (the "Original Series E-1 Purchase Price") (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series E-1 Preferred Stock) plus (B) all accrued or unpaid dividends (whether or not declared) pursuant to subsection B.1(c)or (ii) the amount the holders of Series E-1 Preferred Stock would have received had the shares of Series E-1 Preferred Stock been converted to Common Stock at the then effective Conversion Price for the Series E-1 Preferred Stock immediately prior to such Liquidation Event (the "Series E-1 Liquidation Amount"). After the payment of the Series E-1 Liquidation Amount shall have been made in full to the holders of the Series E-1 Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series E-1 Preferred Stock so as to be available for such payments, the holders of the Series E-1 Preferred Stock shall not be entitled to further participate in the distribution of assets of the Corporation. If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series E-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full Series E-1 Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series E-1 Preferred Stock in proportion to the number of such shares owned by each such holder.

            (d)   For the purposes of this Fourth Amended and Restated Certificate of Incorporation, "Liquidation Event" shall mean (i) the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (ii) a sale or other transfer of all or substantially all of the assets of the Corporation or (iii) any merger, consolidation, sale, transfer or other transaction or series of transactions in which holders of the Corporation's voting power prior to such transaction or series of transactions will hold, after such transaction or series of transactions, less than 50% of the Company's or the surviving entity's voting power, excluding, however, a merger or other reorganization solely for the purpose of changing the Corporation's jurisdiction of organization or name. The holders of Preferred Stock shall have the right to convert such Preferred Stock (subject to the provisions of Section B.4 of this Article Fourth) at any time prior to the consummation of such Liquidation Event.

            (e)   Payments made to the holders of Preferred Stock pursuant to this subsection shall first be made with cash available to the Corporation and, in the event that there is insufficient cash available to make full payment to the holders of Preferred Stock, any remaining amounts owed shall be made by the distribution of the property of the Corporation that is acceptable to each of the respective holders of Preferred Stock.

            (f)    In the event of a Liquidation Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities received as consideration shall be valued as follows:

              (i)    Securities not subject to restrictions on free marketability covered by (2) below:

                (1)   If traded on a securities exchange or through the Nasdaq National Market or Nasdaq SmallCap Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing or consummation of such Liquidation Event, if applicable;

                (2)   If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the closing; and

                (3)   If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

              (ii)   The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsection 2(f)(i)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

            (g)   The Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to a Liquidation Event, a notice setting forth the date on which such Liquidation Event is expected to become effective and the type and amount of anticipated proceeds per share of Preferred Stock and Common Stock to be distributed with respect thereto.

            (h)   In the event that, immediately prior to the closing of a transaction described in subsection 2(d) above the distributions required by subsection 2(a), 2(b) or 2(c) above have not been made, the Corporation shall forthwith either:

              (i)    cause such closing to be postponed until such time as such cash distributions have been made, or

              (ii)   cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section B.4(j).

          3.    Redemption.

            (a)   Commencing at any time on or after the fifth anniversary of the first date on which a share of Series F Preferred Stock was first issued (the "Original Issue Date"), upon receipt by the Corporation, from time to time, of the written request of the holders of a majority of the then outstanding shares of Preferred Stock (determined on an as-converted basis based on the then effective applicable Conversion Price for each series of Preferred Stock) that all, or any portion of, the Preferred Stock shall be redeemed, the Corporation shall, to the extent it may lawfully do so, redeem:

              (i)    one-third (1/3) of then outstanding shares of Preferred Stock to be redeemed as soon as practicable and in no event later than sixty (60) days after receipt of said request (the "First Redemption Date");

              (ii)   one-third (1/3) of the then remaining shares of Preferred Stock to be redeemed upon the first anniversary of the First Redemption Date (the "Second Redemption Date"); and

              (iii)  all of the then remaining shares of Preferred Stock to be redeemed upon the second anniversary of the First Redemption Date (the "Third Redemption Date") (each of the First, Second and Third Redemption Date hereinafter referred to as a "Redemption Date").

            (b)   The Corporation shall redeem the Preferred Stock by paying in cash therefor the applicable redemption price for the Preferred Stock (each, a "Redemption Price"). The redemption price for the Series E Preferred Stock (the "Series E Redemption Price") shall be equal to the Original Series E Purchase Price, plus any accrued but unpaid dividends. The redemption price for the Series E-1 Preferred Stock (the "Series E-1 Redemption Price") shall be equal to the Original Series E-1 Purchase Price, plus the accrued but unpaid dividend payable pursuant to subsection B.1(c)(1) of this Article Fourth. The redemption price for the Series F Preferred Stock (the "Series F Redemption Price") shall be equal to the Original Series F Purchase Price, plus any accrued but unpaid dividends.

            (c)   At least thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock, at the address last shown on the records of the Corporation for such holder, specifying the number of shares to be redeemed from each holder, the applicable Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the price designated, its certificate or certificates representing such holder's shares to be redeemed (the "Redemption Notice"). Except as provided herein, on or after the applicable Redemption Date, such holder of Preferred Stock to be redeemed at such time shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the price designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

            (d)   From and after the applicable Redemption Date, unless there shall have been a default in payment of the total Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice (except the right to receive the redemption price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares at such time, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

            (e)   If the funds of the Corporation legally available for redemption of shares of Preferred Stock required to be redeemed on any Redemption Date pursuant to subsection 3(a) above are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed, based upon the respective Redemption Prices payable for such shares. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem, on a pro rata basis calculated as specified in this subsection 3(e), the balance of the shares that the Corporation has become obligated to redeem on any applicable Redemption Date, but which it has not redeemed.

          4.    Conversion.

            (a)    Optional Conversion.    Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and non-assessable shares of Common Stock as is determined: (i) in the case of the Series F Preferred Stock, by dividing the Original Series F Purchase Price by the Conversion Price (as defined herein) for the Series F Preferred Stock at the time in effect for such Series F Preferred Stock; (ii) in the case of Series E Preferred Stock, by dividing the Original Series E Purchase Price by the Conversion Price (as defined herein) at the time in effect for such share of Series E Preferred Stock; and (iii) in the case of Series E-1 Preferred Stock, by dividing the Original Series E-1 Purchase Price by the Conversion Price (as defined herein) for the Series E Preferred Stock at the time in effect for such share of Series E-1 Preferred Stock. The "Conversion Price" per share for the Series F Preferred Stock, the Series E Preferred Stock and the Series E-1 Preferred Stock shall initially be the Original Series F Purchase Price, the Original Series E Purchase Price and the Original Series E-1 Purchase Price, respectively; provided, however, that such Conversion Price shall be subject to adjustment as provided hereinafter. If there shall be any accrued but unpaid dividends on a share of Preferred Stock immediately prior to conversion of such share into Common Stock pursuant to this subsection 4(a) or subsection 4(b), such accrued but unpaid dividends shall be forfeited upon conversion of such share of Preferred Stock.

            (b)    Automatic Conversion.    Each share of Preferred Stock shall be converted automatically into shares of Common Stock at the applicable Conversion Price then in effect immediately upon the earlier to occur of: (i) the consummation of the Corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended, which results in aggregate cash proceeds to the Corporation (after deducting underwriter commissions and expenses) of not less than $50,000,000 and a per share offering price of at least $8.00 (as adjusted for any stock splits, stock dividends, or stock combinations) (a "Qualified Public Offering"); or (ii) the approval (by vote or written consent, as provided by law) by the holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis) to have all of the then outstanding shares of Preferred Stock converted.

            (c)    Mechanics of Conversion.    Each conversion of shares of Preferred Stock into Common Stock of the Corporation shall be effected by the surrender of the certificate(s) evidencing the shares of the class of stock to be converted (the "Converting Shares") at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of such class of capital stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, (i) stating that the holder desires to convert the Converting Shares or a specified number of such Converting Shares, evidenced by such certificate(s) into shares of the class into which such shares may be converted (the "Converted Shares"), and (ii) giving the name(s) (with addresses) and denominations in which the certificate(s) evidencing the Converted Shares shall be issued, and instructions for the delivery thereof. Upon receipt of the notice described in the first sentence of this subsection 4(c), together with the certificate(s) evidencing the Converting Shares, the Corporation shall be obligated to, and shall, issue and deliver in accordance with such instructions the certificate(s) evidencing the Converted Shares issuable upon such conversion and a certificate (which shall contain such legends, if any, as were set forth on the surrendered certificate(s)) representing any shares which were represented by the certificate(s) surrendered to the Corporation in connection with such conversion but which were not Converting Shares and, therefore, were not converted. Such conversion, to the extent permitted by law, shall be deemed to have been effected immediately prior to the close of business on the date (y) of the event triggering automatic conversion pursuant to subsection 4(b), or (z) on which such certificate(s) shall have been surrendered and such written notice shall have been received by the Corporation, and at such time the rights of the holder of such Converting Shares as such holder shall cease, and the person(s) in whose name or names any certificate(s) evidencing the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder(s) of record of the Converted Shares.

            (d)    Adjustments to Conversion Price for Certain Diluting Issues.

              (i)    Special Definitions.    For purposes of this subsection 4(d), the following definitions shall apply:

                (1)    "Options"    shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either shares of Common Stock or "Convertible Securities" (as defined below).

                (2)   "Convertible Securities" shall mean any evidence of indebtedness, shares (other than shares of Common Stock) or other securities convertible into or exchangeable for shares of Common Stock.

                (3)    "Additional Common Stock"    shall mean all shares of Common Stock issued (or, pursuant to subsection 4(d)(iii), deemed to be issued) by the Corporation, other than:

                  (A)  Shares of Common Stock, or options or other securities exercisable for Common Stock issued after the Original Issue Date to officers, employees, consultants, advisors or directors of the Corporation or other eligible persons or entities, pursuant to any stock option or stock purchase agreement, plan or other compensatory arrangement approved by the Board of Directors of the Corporation;

                  (B)  Common Stock issued after the Original Issue Date as a stock dividend or upon any subdivision or combination of shares of Common Stock;

                  (C)  Common Stock issued after the Original Issue Date upon conversion or exercise of any convertible securities (including, without limitation, upon the conversion of the Preferred Stock into shares of Common Stock), options or warrants of the Corporation outstanding on the date hereof;

                  (D)  Common Stock issued after the Original Issue Date in connection with the acquisition of the outstanding capital stock of another corporation by the Corporation or the merger of another corporation into the Corporation, provided, however, that any such issuance is approved by at least two Preferred Directors (as defined in Section B.5(b) of this Article Fourth);

                  (E)  Common Stock issued after the Original Issue Date as consideration for the acquisition by the Corporation or a subsidiary of any of the assets of another person, provided, however, that any such issuance is approved by at least two Preferred Directors;

                  (F)  Common Stock issued after the Original Issue Date in connection with a Qualified Public Offering;

                  (G)  Any de minimis issuances of Common Stock by the Corporation after the Original Issue Date, provided, however, that any such issuance is approved by at least two Preferred Directors; and

                  (H)  Common Stock that is issued after the applicable Original Issue Date in connection with an equipment financing, debt financing, corporate partnering arrangement, joint venture or other similar arrangement and that is not intended to serve as an equity financing for the Corporation and does not result in the issuance of more than 1% of the then outstanding securities of the Corporation.

                  (I)   901,686 shares of Common Stock issued to ICG Holdings, Inc. in connection with the settlement of litigation.

            (ii)   No Adjustment of Conversion Price.    No adjustment in the applicable Conversion Price of a share of Preferred Stock shall be made in respect of the issuance of Additional Common Stock unless the consideration per share (determined pursuant to subsection 4(d)(v) hereof) for a share of Additional Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price for such share of Preferred Stock in effect on the date of, and immediately prior to, such issue.

            (iii)  Deemed Issue of Additional Common Stock.    In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Stock, subject to the limitations of subsection 4(d)(i)(4)(A though E), issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to subsection 4(d)(v) hereof) of such Additional Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Common Stock are deemed to be issued:

              (1)   no further adjustments in the Conversion Price of any shares of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

              (2)   if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (including any such increase or decrease under or by reason of provisions designed to protect against dilution), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, however, that no such adjustment of the applicable Conversion Price of any shares of Preferred Stock shall affect shares of Common Stock previously issued upon conversion of any such shares of Preferred Stock;

              (3)   Upon the expiration of any Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                (A)  in the case of Convertible Securities or Options for shares of Common Stock, the only Additional Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the

        Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange (provided, however, that no such adjustment of the applicable Conversion Price shall affect shares of Common Stock previously issued upon conversion of any shares of Preferred Stock), and

                (B)  in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to subsection 4(d)(v)(2)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised (provided, however, that no such adjustment of the applicable Conversion Price shall affect shares of Common Stock previously issued upon conversion of any shares of Preferred Stock);

              (4)   no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price of any shares of Preferred Stock to an amount which exceeds the lower of (a) such Conversion Price on the original adjustment date, or (b) such Conversion Price that would have resulted from any issuance of Additional Common Stock between the original adjustment date and such readjustment date; and

              (5)   in the case of any Options which expire by their terms not more than 90 days after the date of issue thereof, no adjustment of a Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

            (iv)  Adjustment of Conversion Price Upon Issuance of Additional Common Stock.    In the event the Corporation at any time after the Original Issue Date shall issue Additional Common Stock (including Additional Common Stock deemed to be issued pursuant to subsection 4(d)(iii) but subject to the limitations of subsection 4(d)(i)(4)(A through H)) without consideration or for a consideration per share less than the applicable Conversion Price for any series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event such Conversion Price shall be reduced, concurrently with such issue, to a Conversion Price (calculated to the nearest tenth of a cent) determined by multiplying the Conversion Price for the shares of such series of Preferred Stock by a fraction:

              (1)   the numerator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Common Stock, plus (b) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Corporation for the total number of such Additional Common Stock so issued would purchase at the applicable Conversion Price in effect immediately prior to such issuance, and

              (2)   the denominator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Additional Common Stock plus (b) the number of shares of such Additional Common Stock so issued.

              (3)   For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all outstanding Convertible Securities had been fully converted into shares of

      Common Stock and any outstanding Options had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

            (v)   Determination of Consideration.    For purposes of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Common Stock shall be computed as follows:

              (1)   Cash and Property.    Such consideration shall:

                (A)  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                (B)  insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                (C)  in the event Additional Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

              (2)   Options and Convertible Securities.    The consideration per share received by the Corporation for Additional Common Stock deemed to have been issued pursuant to subsection 4(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

                (A)  the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                (B)  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such options or conversion or exchange of such Convertible Securities.

          (e)    Conversion Price Adjustments for Subdivisions, Combinations or Consolidations of Common Stock.

            (i)    In the event the Corporation should at any time or from time to time after the date hereof fix a record date for the effectuation of a split or subdivision of the outstanding Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Common Stock ("Common Share Equivalents"), without payment of any consideration by such holder for the additional Common Stock or the Common Share Equivalents (including the additional Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common

    Stock issuable on conversion of each share of such Preferred Stock shall be increased in proportion to such increase of outstanding Common Stock and shares issuable with respect to Common Share Equivalents.

            (ii)   If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding Common Stock, then, following the record date of such combination, the applicable Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          (f)    Other Distributions.    In the event the Corporation shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Corporation or other entities or persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(e)(i), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution or if no such record date is fixed, as of the date such distribution is made.

          (g)    Recapitalization.    If at any time or from time to time there shall be a recapitalization of the shares of Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4), provision shall be made so that the holders of each series of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (h)    No Impairment.    The Corporation will not, by further amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

          (i)    No Fractional Shares and Certificate as to Adjustments.

            (i)    In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay to such holder cash equal to such fraction multiplied by the fair market value of one share of Common Stock, as determined by the Board of Directors of the Corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

            (ii)   Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of the shares of any series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred

    Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price in effect for the series of Preferred Stock held by such holder, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

          (j)    Notices of Record Date.    In the event that the Corporation shall propose at any time: (A) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities; (B) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (C) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall mail to each holder of Preferred Stock:

            (i)    at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (B) and (C) above; and

            (ii)   in the case of the matters referred to in clauses (B) and (C) above, written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein.

          (k)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holders of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (l)    Notices.    Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, first class postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

          (m)    Taxes and Costs.    The issue of certificates evidencing shares of Common Stock upon conversion of shares of Series Preferred Stock shall be made without charge to the holders of such shares for any issue tax in respect thereof or other cost incurred by the Corporation in connection with such conversion; provided, however, the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares of Preferred Stock converted.

          5.    Voting Rights.

            (a)   Except as otherwise required by the DGCL and except with respect to the election of directors pursuant to subsection 5(b) below, the holders of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any question or matter upon which holders of Common Stock have the right to vote.

            (b)   From and after the Original Issue Date, and subject to the provisions of this subsection 5(b), the authorized number of directors of the Corporation shall be seven (7). For so long as any share of Preferred Stock is outstanding but ending immediately prior to the closing of a Qualified Public Offering, the holders of a majority of the shares of Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect three (3) directors of the Corporation (the "Preferred Director"). For so long as any share of Preferred Stock is outstanding, but ending immediately prior to the closing of a Qualified Public Offering, the Chief Executive Officer shall serve as a director. For so long as any share of Preferred Stock is outstanding, but ending immediately prior to the closing of a Qualified Public Offering, the fifth (5th), sixth (6th) and seventh (7th) directors of the Corporation shall be jointly elected by the holders of a majority of the Common Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock, voting as a single class (with the Preferred Stock voting on an as-converted basis) (a "Joint Appointment"). Notwithstanding any provision contained herein, upon the closing of a Qualified Public Offering, the holders of the Common Stock, voting as a single class, shall be entitled to elect all directors of the Corporation. In the case of any vacancy in the office of a director elected by the holders of any series of Preferred Stock or by Joint Appointment, as applicable, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the holders of a majority of the shares of such series of Preferred Stock or by Joint Appointment, as applicable, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose or, in the absence of action by such holders, by action of the remaining directors; provided, however, that, in the event of a vacancy for any director of the Corporation elected by Joint Appointment, the holders a majority of the Preferred Stock, voting as a separate class on an as-converted basis, shall be entitled to offer a nominee for the remaining directors to consider for such vacancy. Any Preferred Director or any director who shall have been elected by Joint Appointment, as applicable, may be removed from the Board of Directors during such director's term of office, either for or without cause by, and only by, the affirmative vote of the holders of such shares as would have the right under this subsection B.5(b) to initially elect such a director, given at a special meeting of the stockholders duly called or by an action by written consent for that purpose.

            (c)   Upon the occurrence and during the continuance of an Event of Non-Compliance (as defined in the Fourth Amended and Restated Stockholders' Agreement, dated as of August 30, 2005 by and among the Corporation and the parties named therein), the number of the directors on the Board of Directors of the Corporation shall be increased to nine (9) directors. The holders of all outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, shall have the right to elect the eighth (8th) and ninth (9th) directors of the Board of Directors of the Corporation (the "Additional Jointly Elected

    Director"). The Additional Jointly Elected Director may be removed from the Board of Directors only by the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis.

          6.    Special Mandatory Conversion into Common Stock.

            (a)   At any time after March 31, 2003, if (a) the holders of shares of any series of Preferred Stock are entitled to exercise their pre-emptive right (the "Pre-Emptive Right") set forth in Section 5 of the Third Amended and Restated Stockholders' Agreement, dated as of March 31, 2003, by and among the Corporation and the parties named therein, as such agreement may be further amended and restated, with respect to an equity financing of the Corporation (the "Equity Financing"), (b) this Corporation has complied with its notice obligations, or such obligations have been waived, under the Pre-Emptive Right with respect to such Equity Financing, (c) the holders of a majority of the shares of such series of Preferred Stock then outstanding participate in the Equity Financing and exercise their Proportionate Percentage (as defined in the Stockholders' Agreement) of the Pre-Emptive Right, and (d) such holder (a "Non-Participating Holder") does not exercise, or does not cause an affiliate to exercise, such holder's Pre-Emptive Right to acquire his, her or its Proportionate Percentage offered in such Equity Financing (a "Mandatory Offering"), then all of such Non-Participating Holder's shares of such series of Preferred Stock shall automatically lose any right to anti-dilution protection under Section 4 hereof with respect to the Mandatory Offering and any future Equity Financing, lose all Pre-Emptive Rights with respect to the Mandatory Offering and any future Equity Financing and shall automatically and without further action on the part of such holder be converted effective upon, subject to, and concurrently with, the consummation of the Mandatory Offering (the "Mandatory Offering Date") into an equivalent number of shares of Common Stock. A holder of Preferred Stock may assign its rights to purchase shares to its affiliated funds, including funds which are not current stockholders of the Corporation.

            (b)   Notwithstanding subsection B.6(a), the provisions of subsection B.6(a) shall not apply to the failure of any holder of the Pre-Emptive Right to elect to become a Rights Offering Investor, as such term is defined in the Series F Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") dated August 30, 2005, among the Company and the various parties thereto, in accordance with the terms of the Stock Purchase Agreement; provided, however, that if a holder of a Pre-Emptive Right elects to become a Rights Offering Investor and thereafter fails to purchase all of the Rights Shares that such Rights Offering Investor has agreed to purchase at the Rights Offering Closing (as such terms are defined in the Stock Purchase Agreement) in accordance with the terms of the Stock Purchase Agreement, then effective upon, subject to, and concurrently with, such Rights Closing, such holder shall automatically lose all Pre-Emptive Rights with respect to the Rights Offering and any future Equity Financing and shall automatically and without further action on the part of such holder be converted into an equivalent number of shares of Common Stock.

            (c)   In the event that any Investor Guarantor, as such term is defined in the Equity Commitment Letter (the "Equity Commitment Letter") dated April 22, 2005, among the Company and the Investor Guarantors listed on Schedule A thereto fails to comply with its obligations under Sections 1 and 4 of the Equity Commitment Letter and Sections 1.1, 1.2 and 1.3 of the Stock Purchase Agreement, as the case may be, then all of such Investor Guarantor's shares of Preferred Stock shall automatically lose any right to anti-dilution protection under Section B.4 of this Fourth Amended and Restated Certificate of Incorporation with respect to any future Equity Financing, lose its Pre-Emptive Right with respect to any future Equity Financing and shall automatically and without further action on the part of such Investor Guarantor be converted into an equivalent number of shares of Common Stock.

            (d)   In the event of an automatic conversion of Preferred Stock into Common Stock under subsection 6(a), upon delivery to the offices of the Corporation of any Series E Preferred Stock certificate, duly endorsed or assigned in blank or to this Corporation, the Corporation shall, as promptly as practicable thereafter, issue and deliver to such holder, at the place designated by such holder, a certificate for the number of full shares of Common Stock into which such Preferred Stock was automatically converted pursuant to subsection 6(a) above.

          7.    Protective Provisions.    In addition to any other rights provided by law, so long as any share of Preferred Stock is outstanding but ending immediately prior to the closing of a Qualified Public Offering, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of Preferred Stock, voting as a single class on an as-converted basis:

            (a)   take any action which amends or repeals any provision of this Fourth Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation if such action would materially and adversely alter or change the rights, preferences or privileges of the any series of Preferred Stock;

            (b)   increase the authorized number of shares of any series of Preferred Stock;

            (c)   create shares of any new class of stock that is on a parity with or senior to any series of Preferred Stock with respect to the payment of dividends, redemption or the distribution of assets upon liquidation.

            (d)   pay or declare any dividend or make any other distribution with respect to any capital stock of the Corporation;

            (e)   authorize the redemption or repurchase of any security of the Corporation; provided that the Corporation may redeem shares of Preferred Stock as provided in Section B.3 of this Article Fourth; provided, further, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements approved by the Board of Directors of the Corporation under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;

            (f)    authorize a Liquidation Event;

            (g)   take action that results in the Corporation incurring or assuming more than $10,000,000 of indebtedness, either on an individual or cumulative basis, other than any indebtedness approved by the Board of Directors of the Corporation consisting of bona-fide equipment lease financings of up to $3,000,000 in aggregate principal amount outstanding at any time and up to $30,000,000 in aggregate principal amount outstanding at any time under a working capital facility to be provided by a syndicate of banks and/or other financial institutions;

            (h)   effect any changes in the senior management of the Corporation;

            (i)    change the primary business of the Corporation as it is presently conducted or as it is proposed to be conducted; or

            (j)    change the size of the Corporation's Board of Directors.

          8.    Status of Converted or Redeemed Stock.    In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof or otherwise, the shares so redeemed or converted shall be canceled and shall not be issuable by the Corporation; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares Series E Preferred Stock accordingly.

        FIFTH:    Elections of directors need not be by written ballot.

        SIXTH:    Subject to the limitations set forth in Section B.5(i) of Article Fourth, the Corporation's Board of Directors and the stockholders shall have the power, in addition to the stockholders, to make, alter or repeal the bylaws of the Corporation.

        SEVENTH:    A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this Article Seventh, or subsequently adopted inconsistent provision of this Certificate of Incorporation shall decrease the protection afforded to a director by this Article with respect to any act or omission of the director occurring prior to such amendment, repeal or adoption of an inconsistent provision.

        EIGHTH:    (a)    (i) The Corporation shall indemnify and hold harmless to the full extent not prohibited by law, as the same exists or may hereinafter be amended, interpreted or implemented (but, in the case of any amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than are permitted the Corporation to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as a witness or otherwise) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the Corporation or otherwise (hereinafter, a "proceeding") by reason of the fact that he or she, or a person of whom he or she is the heir, executor or administrator, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation, service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by such person while acting in an official capacity as director or officer of the Corporation or in any other capacity on behalf of the Corporation while such person is or was serving as a director or officer of the Corporation, against all expenses, liability and loss, including but not limited to attorneys' fees, judgments, fine, ERISA excise taxes or penalties and amounts paid or to be paid in settlement (whether with or without court approval), actually and reasonably incurred or paid by such person in connection therewith.

          (ii)   Notwithstanding the foregoing, except as provided in subsection (b) of this Article Eighth, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

          (iii)  Subject to the limitation set forth above concerning proceedings initiated by the person seeking indemnification, the right to indemnification conferred in this Article Eighth shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her rights under this Article Eighth in advance of the final disposition thereof promptly after receipt by the Corporation of a request therefor stating in reasonable detail the expenses incurred; provided, however, that to the extent required by law, the payment of such expenses incurred by a director or officer of the

  Corporation in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking by or on behalf of such person, to repay all amounts so advanced if and to the extent it shall ultimately be determined by a court that he or she is not entitled to be indemnified by the Corporation under this Article Eighth or otherwise.

          (iv)  The right to indemnification and advancement of expenses provided herein shall continue as to a person who has ceased to be a director or officer of the Corporation or to serve in any of the other capacities described herein, and shall inure to the benefit of the heirs, executors and administrators of such person.

        (a)   If a claim for indemnification under subsection (a) of this Article Eighth is not paid in full by the Corporation within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part on the merits or otherwise in establishing his or her right to indemnification or to the advancement of expenses, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

        (b)   The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of a final disposition conferred in subsection (a) of this Article Eighth and the right to payment of expenses conferred in subsection (b) of this Article Eighth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses hereunder may be entitled under any bylaw, agreement, vote of stockholders, vote of disinterested directors or otherwise, both as to actions in his or her official capacity and as to actions in any other capacity while holding that office, the Corporation having the express authority to enter into such agreements or arrangements as the board of directors deems appropriate for the indemnification of and advancement of expenses to present or future directors and officers as well as employees, representatives or agents of the Corporation in connection with their status with or services to or on behalf of the Corporation or any other corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, for which such person is serving at the request of the Corporation.

        (c)   The Corporation may create a fund of any nature, which may, but need not, be under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, including its obligation to advance expenses, whether arising under or pursuant to this Article Eighth or otherwise.

        (d)   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer or representative of the Corporation, or is or was serving at the request of the Corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation has the power to indemnify such person against such liability under the laws of this or any other state.

        (e)   Neither the modification, amendment, alteration or repeal of this Article Eighth or any of its provisions nor the adoption of any provision inconsistent with this Article Eighth or any of its provisions shall adversely affect the rights of any person to indemnification and advancement of expenses existing at the time of such modification, amendment, alteration or repeal or the adoption of such inconsistent provision.

        NINTH:    Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or any receiver or receivers appointed for this corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

        IN WITNESS WHEREOF, the undersigned has signed this Fourth Amended and Restated Certificate of Incorporation on this    day of September, 2005.

Robert N. Verratti Chief Executive Officer
Attest:
David L. Jannetta Secretary

QuickLinks

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TRAFFIC.COM, INC.